UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/29/2012

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Jason Hart

On April 1, 2012, Identive Group, Inc. (the "Company") entered into an Executive Employment Agreement with Jason Hart. Mr. Hart currently serves as the Chief Executive Officer of idOnDemand, Inc. ("idOD"), a wholly-owned subsidiary of the Company and, under the terms of the new agreement, Mr. Hart will take on the additional role of Executive Vice President, Identity Management and Cloud Solutions, of the Company. The agreement replaces the prior employment agreement between Mr. Hart and idOD dated May 2, 2011, entered into in connection with the Company's acquisition of a substantial majority of the outstanding shares of idOD from existing shareholders, including Mr. Hart, through a Stock Purchase Agreement, dated April 29, 2011, as reported on the Company's Current Report on Form 8-K, filed with the Commission on May 4, 2011.

Mr. Hart, 41, joined the Company in May 2011 when the Company acquired idOD. Prior to co-founding idOD in November 2007, Mr. Hart was Senior Vice President Sales, Marketing, Professional Services and Product Management, and then CEO, of ActivIdentity Corporation (formerly known as ActivCard Corp.) from August 2005 until November 2007. In 1993, Mr. Hart founded and served as CEO of Protocom Development Systems, Inc., a privately held identity management software security business, until the company was acquired by ActivCard in August 2005. There are no family relationships between Mr. Hart and any other executive officers or directors of the Company.

Under the terms of the new agreement, Mr. Hart will be based out of the Company's executive offices in Santa Ana, California, and will receive an annual base salary of $250,000, effective April 1, 2012. Mr. Hart will be eligible to participate in the Company's bonus program for core management executive officers and in the Company's benefit programs, as in effect from time to time. The initial term of the Agreement is two years, and may be extended for such additional period as may be agreed in writing by the Company and Mr. Hart at any time prior to the expiration of the initial term. The Company or Mr. Hart may terminate the Agreement at any time without cause upon one year's prior written notice. Mr. Hart would continue to receive his semi-monthly installments of the base salary and the pro rata amount of any bonus payment and will be entitled to a continuation of all benefits during the one-year notice period. The Company may terminate the Agreement for cause at any time without notice and without any payment in lieu of notice. The Agreement contains customary provisions relating to confidential information and incorporates the existing non-competition and non-solicitation provisions to which Mr. Hart pursuant to the purchase agreement entered into when the Company acquired idOD. A copy of the Agreement is attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

In connection with the Company's acquisition of the substantial majority of outstanding shares of idOD in May 2011, Mr. Hart received from the Company, in exchange for his shares in idOD, approximately $2.1 million in cash and 899,454 shares of the Company's common stock (having an approximate value of $3.5 million at the time of the acquisition).

Designation of Principal Accounting Officer

On March 29, 2012, Mr. Kamal Kant Gupta was designated the Company's principal accounting officer. Mr. Gupta, 40, has served as Vice President Finance and Corporate Controller of the Company since December 2009. Prior to joining the Company, Mr. Gupta was a director at SOAProjects, an accounting consulting and business advisory firm, from October 2008 to December 2009, and from November 2004 until September 2008 he was an audit senior manager at Ernst & Young, providing external audit services to public and private companies. There are no family relationships between Mr. Gupta and any executive officers or directors of the Company. Mr. Gupta currently receives an annual base salary of $213,000.

Item 8.01.    Other Events

A copy of a press release relating to Mr. Hart's appointment is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit

No.                Description

10.1        Executive Employment Agreement, dated as of April 1, 2012, by and between Identive Group, Inc. and Mr. Jason Hart.

99.1        Press Release, dated April 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: April 04, 2012	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Employment agreement Jason Hart - April 2012
EX-99.1	Press release April 4, 2012